As filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RSA SECURITY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2916506
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

174 Middlesex Turnpike
Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

PASSMARK SECURITY, INC.
2004 STOCK PLAN
(Full Title of the Plan)
ARTHUR W. COVIELLO, JR.
President and Chief Executive Officer
174 Middlesex Turnpike
Bedford, Massachusetts 01730
(Name and Address of Agent For Service)
(781) 515-5000
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
	Amount to be	Offering Price Per		Aggregate Offering		Amount of
Title of Securities to be Registered	Registered(1)	Share		Price		Registration Fee
PassMark Security, Inc. 2004 Stock Plan (2)	74,851 shares	$20.01	(3)	$1,497,769	(3)	$161.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The Registrant is registering shares of its common stock, $0.01 par value per share, which are issuable in accordance with the terms of this plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on May 3, 2006.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register shares of common stock of RSA Security Inc. (the “Registrant”) issuable pursuant to the PassMark Security, Inc. 2004 Stock Plan (the “Plan”). On April 24, 2006, a subsidiary of the Registrant completed a merger with PassMark Security, Inc. (“PassMark”) on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of April 24, 2006, by and among the Registrant, S&C Acquisition Corp., PassMark and Paul Bergholm, in his capacity as the stockholders’ representative (the “Merger Agreement”). Pursuant to the merger, PassMark became a wholly owned subsidiary of the Registrant. Immediately after the merger, PassMark merged with and into the Registrant. Pursuant to the terms of the Merger Agreement, the Registrant agreed to assume all of the outstanding options to purchase shares of PassMark common stock issued under the Plan. As of the effective time of the merger, these options were converted automatically into options to purchase an aggregate of 74,851 shares of the Registrant’s common stock based on a formula provided in the Merger Agreement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Item 1.      Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
     Item 2.      Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3.      Incorporation of Documents by Reference.
     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a)      The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
     (b)      All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c)      The description of the securities contained in the Registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Item 4.      Description of Securities.
     Not applicable.
     Item 5.      Interests of Named Experts and Counsel.
     Kathryn L. Leach, Assistant General Counsel of the Registrant, has opined as to the legality of the securities being offered by this registration statement. Ms. Leach owns 633 shares of the Registrant’s common stock and options to purchase an aggregate of 11,505 shares of the Registrant’s common stock, which become exercisable in periodic installments through May 2009.
     Item 6.      Indemnification of Directors and Officers.
     Article EIGHTH of the Registrant’s Third Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
     Article NINTH of the Registrant’s Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.
     Article NINTH of the Registrant’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.
     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     The Registrant has directors and officers liability insurance for the benefit of its directors and officers.
     Item 7.      Exemption from Registration Claimed.
     Not applicable.
     Item 8.      Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9.      Undertakings.
     1.      Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:
     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2.      Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3.      Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Massachusetts, on this 8th day of May, 2006.

RSA SECURITY INC.
By:	/s/ Arthur W. Coviello, Jr.
Arthur W. Coviello, Jr.
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of RSA Security Inc., hereby severally constitute and appoint Arthur W. Coviello, Jr. and Robert P. Nault, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable RSA Security Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur W. Coviello, Jr. Arthur W. Coviello, Jr.	President, Chief Executive Officer, acting Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)	May 8, 2006

/s/ John M. Parsons John M. Parsons	Vice President, Finance and Accounting (Principal Accounting Officer)	May 2, 2006

/s/ James K. Sims James K. Sims	Chairman of the Board of Directors	May 8, 2006

/s/ Robert P. Badavas Robert P. Badavas	Director	May 8, 2006

/s/ Richard A. DeMillo Richard A. DeMillo	Director	May 4, 2006

Signature	Title	Date

/s/ Richard L. Earnest Richard L. Earnest	Director	May 8, 2006

/s/ William H. Harris, Jr. William H. Harris, Jr.	Director	May 8, 2006

/s/ Gloria C. Larson Gloria C. Larson	Director	May 2, 2006

/s/ Joseph B. Lassiter, III Joseph B. Lassiter, III	Director	May 8, 2006

/s/ Charles R. Stuckey, Jr. Charles R. Stuckey, Jr.	Director	May 8, 2006

/s/ Orson G. Swindle Orson G. Swindle	Director	May 1, 2006

INDEX TO EXHIBITS

Number	Description

4(1)	Rights Agreement dated as of July 20, 1999 between the Registrant and State Street Bank and Trust Company as Rights Agent, which includes as Exhibit A the Form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock

5	Opinion of Kathryn L. Leach, Esq., Assistant General Counsel of the Registrant

23.1	Consent of Kathryn L. Leach, Esq. (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

24	Power of attorney (included on the signature pages of this registration statement)

99	PassMark Security, Inc. 2004 Stock Plan

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A (File No. 000-25120) and incorporated herein by reference.